Exhibit 10.11

DOCUMENT NO. 17

Attach as Annex A – Copies of Documents 7 and 10.

Sign and date.

THIS AGREEMENT is made the day of 2003

B E T W E E N:

(1)                                  HAWKLEY TRUST (established on 15 June 1994 under the laws of Nevis, Leeward Islands with registration no.T5) of  PO Box 582, Charlestown, Nevis, Leeward Islands (hereinafter ‘Hawkley’);

and

(2)                                  OCEAN RESOURCES, INC. (a corporation incorporated on 14 April 1999 under the laws of the State of Delaware, USA, with registered no. 3030709) of 2705 Canton Street, Dallas, Texas, U.S.A. 75226 (hereinafter ‘Ocean’).

WHEREAS:

(A)                              Hawkley is the beneficial and registered owner of a loan note issued by Marine Group International, Inc. (hereinafter ‘Marine’)  for the principal sum of USD 1,000,000 and of a loan note issued by Marine for the principal sum of USD 1,230,000 copies of which are attached hereto as Annex A (together ‘the Marine Notes’);

(B)                                Hawkley has agreed to sell the Marine Notes to Ocean on the terms hereinafter set out.

NOW IT IS AGREED as follows:

1.                                       Hawkley shall sell to Ocean and Ocean (relying on the warranties in Clause 2) shall purchase from Hawkley the Marine Notes.

2.                                       Hawkley warrants and covenants with Ocean that:

(a)                                  Hawkley has the right to dispose of the Marine Notes on the terms set out in this Agreement;

(b)                                 Hawkley shall (subject to Ocean paying the consideration set out in Clause 4) do everything necessary to give Ocean full and unrestricted legal and beneficial title to the Marine Notes; and

(c)                                  the Marine Notes shall be sold and transferred free from all charges, liens, options and other encumbrances.

3.                                       Title to, beneficial ownership of, and any risk attaching to, the Marine Notes shall pass on completion, and the Marine Notes shall be sold and purchased together with all rights and benefits attached or accruing to them at completion.

4.                                       The consideration for the sale of the Marine Notes shall be the issue to Hawkley of 587,000 shares of Ocean preferred stock and 4,107,500 shares Ocean common stock, all such shares to be fully paid and non-assessable.

5.                                       Completion shall take place at                              on                                                                                     2003, when:

(a)                                  Hawkley shall deliver the Marine Notes to Ocean together with signed documents of transfer and procure that Ocean is registered as owner of the Marine Notes on the records of Marine; and

(b)                                 Ocean shall issue to Hawkley and register Hawkley as owner of 587,000 shares of Ocean preferred stock and 4,107,500 Ocean common stock,  all such shares to be fully paid and non-assessable.

6.                                       This Agreement constitutes the entire agreement between the parties in relation to the sale and purchase of the Marine Notes and supersedes any previous agreement between the parties in relation to such matter.

7.                                       This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A.

8.                                       All disputes and claims arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the Texas courts, to which the parties irrevocably submit.

IN WITNESS whereof the parties hereto have executed this Agreement on the date first above written

EXECUTED by	)	/s/ Joan Nesbitt
HAWKLEY TRUST	)

EXECUTED by OCEAN	)	/s/ Dennis McLaughlin
RESOURCES, INC.	)